UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               IVANHOE MINES LTD.
             (Exact name of registrant as specified in its charter)


              YUKON, CANADA                                 NOT APPLICABLE
--------------------------------------------------------------------------------
    (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                       Identification No.)


      SUITE 654, 999 CANADA PLACE
   VANCOUVER, BRITISH COLUMBIA, CANADA                          V6C 3E1
--------------------------------------------------------------------------------
 (Address of principal executive offices)                      (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class                  Name of each exchange on which
            to be registered                    each class is to be registered
           -------------------                  ------------------------------

     Common Shares without par value               New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:  None


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                                                                          Page 2



                 INFORMATION REQUIRED IN REGISTRATION STATEMENT



ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

This registration statement relates to the registration with the Securities and Exchange Commission (the "Commission") of Common Shares without par value per share (the "Common Shares"), of Ivanhoe Mines Ltd., a Yukon, Canada corporation (the "Registrant"). This registration statement is filed with the Commission in connection with the listing of the Common Shares on the New York Stock Exchange, Inc. (the "NYSE"). A registration statement on Form 40-F was filed with the Commission by the Registrant on November 17, 2003 in connection with the listing of the Common Shares on the Nasdaq National Market System ("Nasdaq"). In connection with the filing of this registration statement on Form 8-A, the Registrant will terminate the quotation of the Common Shares on Nasdaq. The Registrant expects trading of its Common Shares to begin on the NYSE on January 18, 2005.

The Registrant's authorized share capital includes an unlimited number of Common Shares and an unlimited number of Preferred Shares without par value per share (the "Preferred Shares"). As at January 7, 2005, there were 292,847,998 Common Shares outstanding and there were no Preferred Shares outstanding. The holders of the Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of the Registrant and have one vote for each Common Share held at all such meetings, except meetings at which only holders of another specified class or series of shares of the Registrant are entitled to vote separately as a class or series. Subject to the prior rights of the holders of the Preferred Shares and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares are entitled to receive ratably such dividends as the Board of Directors of the Registrant may from time to time determine. Subject to the prior rights of the holders of the Preferred Shares and any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of Common Shares are entitled to receive the remaining property and assets of the Registrant in the event of the dissolution, liquidation or winding-up of the Registrant, whether voluntary or involuntary, or any other distribution of assets of the Registrant among its shareholders for the purpose of winding-up its affairs.


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                                                                          Page 3



                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  January 7, 2005

                                              IVANHOE MINES LTD.



                                              By: /s/ Beverly A. Bartlett
                                                  ---------------------------
                                                  Name:  Beverly A. Bartlett
                                                  Title: Corporate Secretary